07-Jan-96  /WLK

                     COLONIAL GLOBAL EQUITY FUND
                       FUND YIELD CALCULATION
                     (CALENDAR MONTH-END METHOD)
                  30-DAY BASE PERIOD ENDED 10/31/95



                                    a-b       6
                     FUND YIELD = 2 ----- +1  -1
                                    c-d
                                                                    ADJUSTED
                                                        YIELD       YIELD*
   a = dividends and interest earned during           ---------     ---------
       the month ................................     $149,462       $149,462

   b = expenses (exclusive of distribution fee)
       accrued during the month..................       97,712        105,351

   c = average dividend shares outstanding
       during the month .........................    5,740,002      5,740,002

   d = class A maximum offering price per share
       on the last day of the month .............       $13.21         $13.21


         CLASS A YIELD ...........................        0.82%          0.70%
                                                          =====          =====
         Class A yield/(1-Load)
         ie: .82%/(1-.0575)=yield on NAV=   0.87%
         Less:  Distribution fee         (.75)
                                                -----
         CLASS B YIELD ...........................        0.12%         -0.01%
                                                          =====          =====

         * Without voluntary expense limit.